November 15, 2013

Dear Member,

The Federal Home Loan Bank of Pittsburgh (“FHLBank”) is pleased to announce the winners of the 2013 Board of Directors Election. Pennsylvania members elected two Member Directors, and Delaware, Pennsylvania, and West Virginia members voted to elect two Independent Directors.

MEMBER DIRECTOR ELECTION

Pennsylvania
The individuals who were elected to fill the two expiring Pennsylvania directorships are:

Charles J. Nugent	Fulton Bank, N.A.

Vice President	1 Penn Square
Lancaster, PA 17604
FHFA ID # 9396
Patrick J. Ward	Penn Liberty Bank

Chairman and CEO	724 West Lancaster Avenue
Wayne, PA 19087
FHFA ID # 53277

Charles J. Nugent and Patrick J. Ward shall serve four-year terms beginning on January 1, 2014 and ending on December 31, 2017. Of the 221 Pennsylvania members eligible to vote in this election, 152 cast a ballot. The total number of votes eligible to be cast for any one Pennsylvania Member Director nominee in this election was 4,247,297. The following summary provides the number of votes cast for each nominee:

Nominee	Votes Cast
Charles J. Nugent	2,157,272

Patrick J. Ward	1,651,666

David S. Runk	871,143

H. Wayne Griest	600,679

Michael W. Harrington	557,633

Gerard M. Thomchick	544,536

INDEPENDENT DIRECTOR ELECTION

INDEPENDENT DIRECTOR ELECTION

The FHLBank held a district-wide election to fill two expiring Independent Directorships, one of which is a Public Interest Directorship. The following individuals were elected:

Luis A. Cortés, Jr., Public Interest Director
President, Esperanza

Angela J. Yochem, Independent Director
Global Chief Information Officer, BDP International

Mr. Cortés’ qualifications to serve as a Public Interest Director include more than twenty years’ experience representing community interests in housing development.

Ms. Yochem’s qualifications to serve as an Independent Director include her knowledge of information technology, risk management, and financial management.

Luis A. Cortés, Jr. and Angela J. Yochem shall serve four-year terms beginning on January 1, 2014 and ending on December 31, 2017. Of the 294 members district-wide eligible to vote in this election, 176 cast a ballot in the Independent Director Election. The total number of votes eligible to be cast for each of the Independent Director nominees in this election was 8,224,959. The following summary provides the number of votes cast for each nominee:

Nominee	Votes Cast
Angela J. Yochem	4,915,158

Luis A. Cortés, Jr.	4,591,862

Please note that pursuant to Federal Housing Finance Agency regulation, members who vote cast all of their shares of Bank stock that they were required to hold as of December 31, 2012 for each open Directorship to be filled. For this reason, each Pennsylvania member was eligible to vote their shares two times for Member Director candidates and two times for Independent Director candidates. Delaware and West Virginia members were eligible to vote their shares two times for each Independent Director candidate.

Sincerely,

Caitlin Vile
Corporate Governance Specialist